UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number:  1-11639

                            LUCENT TECHNOLOGIES INC.
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             (Exact name of registrant as specified in its charter)

               600 MOUNTAIN AVENUE, MURRAY HILL, NEW JERSEY 07974
                                 (908) 582-3000
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
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            (Title of each class of securities covered by this Form)

                                      NONE
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   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(l)(i)        [X]        Rule 12h-3(b)(l)(i)               [X]
     Rule 12g-4(a)(l)(ii)       [ ]        Rule 12h-3(b)(1)(ii)              [ ]
     Rule 12g-4(a)(2)(i)        [ ]        Rule 12h-3(b)(2)(i)               [ ]
     Rule 12g-4(a)(2)(ii)       [ ]        Rule 12h-3(b)(2)(ii)              [ ]
                                           Rule 15d-6                        [ ]

Approximate number of holders of record as of the certification or notice date: one



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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Lucent Technologies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: November 30, 2006

                                            LUCENT TECHNOLOGIES INC.

                                            By:   /s/ John A. Kritzmacher
                                                 ----------------------------
                                                 Name:  John A. Kritzmacher
                                                 Title:  Chief Financial Officer